Exhibit 10.5

WMIH CORP.

RESTRICTED STOCK GRANT NOTICE

WMIH Corp., a Delaware corporation (the “Company”), hereby grants to Participant (as defined below) restricted stock of the Company (the “Restricted Stock”). The Restricted Stock is subject to all the terms and conditions set forth in this Restricted Stock Grant Notice (this “Grant Notice”), the Restricted Stock Agreement, and the Company’s 2012 Long-Term Incentive Plan (as amended, the “Plan”). The Restricted Stock Agreement and the Plan are attached to and incorporated into this Grant Notice in their entirety. Capitalized terms not defined herein will have the meaning given in the Plan.

Participant:	Thomas Fairfield (“Participant”)
Grant Date:	July 30, 2018 (the “Grant Date”)
Number of Shares of Common Stock:	507,936 (the “Grant Shares”)
Fair Market Value Per Share at Grant Date:	$1.42
Repurchase Price Per Share:	$0.00001 per share
Vesting Schedule:

The Grant Shares shall vest in full upon the consummation a Qualifying Acquisition (as defined in the Employment Agreement between the Company and Participant, made as of May 15, 2015 (as amended, the “Employment Agreement”)); provided, that Participant’s Continuous Service has not terminated prior to such date; provided, further, that if the Company consummates a Qualifying Acquisition within six (6) months following (i) the Company’s termination of Participant’s Continuous Service (as defined in the Restricted Stock Agreement) without Cause (as defined in the Employment Agreement), (ii) Participant’s resignation for Good Reason (as defined in the Employment Agreement), (iii) the termination of Participant’s Continuous Service as a result of Participant’s death or Disability (as defined in the Employment Agreement), or (iv) the termination of Participant’s employment as a result of the expiration of the Employment Period (as defined in the Employment Agreement), the Grant Shares will vest at the time of such consummation. For the avoidance of doubt, the termination of Participant’s Continuous Service shall not affect Participant’s rights to the Grant Shares that have previously vested.

Additional Terms/Acknowledgement: By accepting this Restricted Stock, the undersigned Participant acknowledges receipt of, and understands and agrees to the terms of this Grant Notice, the Restricted Stock Agreement, and the Plan. Participant further acknowledges that this Grant Notice, the Restricted Stock Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Restricted Stock and supersede all prior oral and written agreements on the subject. Participant acknowledges and agrees that the Grant Shares satisfy the Company’s obligations to grant additional shares of Restricted Stock pursuant to the terms and conditions of the Employment Agreement.

WMIH Corp.		Participant

By:	/s/ Charles Edward Smith	/s/ Thomas Fairfield
Name:	Charles Edward Smith	Name:	Thomas Fairfield
Title:	Executive Vice President	Address:

Attachments:

1.	Restricted Stock Agreement
2.	Long-Term Incentive Plan

WMIH CORP.

2012 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Pursuant to Participant’s Restricted Stock Grant Notice (the “Grant Notice”) and this Restricted Stock Agreement (this “Agreement”), the Company hereby grants Participant a restricted stock award under the Plan. The Restricted Stock shall be subject to the terms of the Plan. Capitalized terms not otherwise defined herein are defined in the Grant Notice and/or the Plan.

1.	AWARD OF RESTRICTED STOCK GRANT

The Company hereby awards to Participant and Participant accepts a restricted stock grant of the number of shares of the Company’s Common Stock specified in the Grant Notice as the Grant Shares (the “Award”). This Award is being made without the payment of any consideration other than Participant’s services to the Company. The Award is being made pursuant to the Plan and is subject to and conditioned upon the terms and conditions of the Plan and the terms and conditions set forth in the Grant Notice and this Agreement. Any inconsistency between the Grant Notice and this Agreement and the terms and conditions of the Plan will be resolved in accordance with the Plan.

Promptly following Participant’s execution of the Grant Notice, the Company will issue the Grant Shares. Participant will be entitled to voting and dividend rights with respect to the Grant Shares, even though the Grant Shares are not vested, provided that to the extent any such Grant Shares are forfeited to the Company, such rights will terminate immediately with respect to the Grant Shares that are forfeited.

2.	REPRESENTATIONS OF PARTICIPANT

2.1    No Representations by or on Behalf of the Company. Participant is not relying on any representation, warranty, or statement made by the Company or any agent, employee or officer, director, shareholder, or other controlling person of the Company regarding the Grant Shares or this Award.

2.2    Tax Election. The Company has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of the Grant Shares pursuant to the award. Participant represents that Participant has reviewed the “Tax Treatment of Your Restricted Stock Grant” attached as Exhibit A and will rely on the advice of Participant’s own tax advisors with respect to the tax aspects of a grant of Grant Shares under this Agreement. Participant represents that Participant is not relying on any representations made by the Company or any of its agents with respect to such matters, including, but not limited to, Exhibit A. Participant understands that the Company will report to appropriate taxing authorities the payment to Participant of compensation income either (i) upon the vesting of the Grant Shares or (ii) if Participant makes a timely Section 83(b) election, as of the Grant Date. Participant understands that he is solely responsible for the payment of all federal and state taxes resulting from this Award. CURRENTLY AN ELECTION UNDER 83(b) MUST BE FILED WITHIN 30 DAYS AFTER THE GRANT DATE. THIS TIME PERIOD CANNOT BE EXTENDED. PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF PARTICIPANT REQUESTS COMPANY OR ITS AGENT TO FILE SUCH ELECTION ON PARTICIPANT’S BEHALF.

2.3    Tax Withholding. As a condition to the receipt of Grant Shares, Participant must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such receipt. Participant shall satisfy such withholding obligations (i) in cash or by check, (ii) by directing the Company to withhold shares to which Participant is entitled upon vesting of the Grant Shares with a Fair Market Value equal to an amount necessary to satisfy the Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to Participant (but in no event in excess of the maximum statutory withholding amounts in Participant’s relevant tax jurisdiction), (iii) by tendering previously owned shares with a Fair Market Value equal to the minimum withholding obligations or (iv) by a combination of any of the foregoing methods.

2.4    Securities Law Compliance.

(a)    Securities Compliance. Participant agrees that Participant is acquiring the Grant Shares for Participant’s own account for investment, and not with a view to, or for resale in connection with, any distribution thereof, and Participant agrees, upon request, to further document Participant’s investment intent, access to information concerning the Company, ability to bear the economic risk of the Grant Shares, and acknowledges restrictions on transfer of the Shares. Participant understands that the Company does not have an effective registration statement with respect to the Grant Shares under the Securities Act and has no intent to or obligation to do so.

(b)    Indemnification by Participant. To the extent permitted by law, Participant will indemnify the Company, each of its directors, officers, agents and any person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, and expenses (including, but not limited, to reasonable attorneys’ fees and expenses) with respect to the breach of any representations and warranties set forth in Section 2.4(a) of this Agreement.

3.	GENERAL RESTRICTIONS OF TRANSFERS OF GRANT SHARES

3.1    Legends. Certificates representing the Grant Shares will bear the following legends, or other appropriate legends:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS. NO OFFER FOR SALE, TRANSFER, PLEDGE, OR OTHER DISPOSITION OF THE SHARES EVIDENCED BY THIS CERTIFICATE MAY BE MADE UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS, OR SUBJECT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS.

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT PURSUANT TO WHICH THEY WERE ISSUED. APPROVAL FROM THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS MUST BE RECEIVED PRIOR TO TRANSFER.

3.2    Restriction on Transfer of Shares. Participant agrees for himself, his executors, administrators and other successors in interest that none of the Grant Shares that have not vested pursuant to the Vesting Schedule (the “Unvested Shares”), nor any interest therein, may be voluntarily or involuntarily sold, transferred, assigned, donated, pledged, hypothecated or otherwise disposed of, gratuitously or for consideration prior to their vesting in accordance with the Vesting Schedule. From and after vesting of the Grant Shares in accordance with the Vesting Schedule, the Grant Shares shall be subject to the resale restrictions under Rule 144 of the Securities Act of 1933, as amended, and any other restrictions under applicable law.

3.3    Invalid Transfers. Any disposition of the Grant Shares other than in strict compliance with the provisions of this Agreement shall be void. The Company shall not be required to (i) transfer on its books any Grant Shares which have been sold or transferred in violation of the provisions of this Section 3 or (ii) treat as the owner of the Grant Shares, or otherwise to accord voting, dividend or any other rights to, any person or entity to whom Participant transferred or attempted to transfer the Grant Shares in contravention of this Agreement.

4.	REPURCHASE OF UNVESTED SHARES

4.1    Forfeiture Repurchase. Except as otherwise provided in the Grant Notice with respect to vesting of the Grant Shares upon the consummation of a Qualifying Acquisition within six months following certain terminations of Participant’s Continuous Service (as defined below), in the event that Participant’s Continuous Service terminates for any reason (“Termination of Service”), the Company will automatically repurchase the Unvested Shares from Participant to the extent that they were unvested on the date of such Termination of Service (“Repurchase Event”) and Participant agrees to cooperate with the Company to cause such shares to be repurchased. For purposes of this Agreement, “Continuous Service” means that Participant’s service with the Company or an Affiliate, whether as an employee, a director or consultant, is not interrupted or terminated (other than pursuant to a leave approved by the Company). Participant’s Continuous Service shall not be deemed to have terminated or been interrupted merely because of a change in the capacity in which Participant renders service to the Company or an Affiliate as an employee, a director or consultant or a change in the entity for which Participant renders such service; provided, that there is no interruption or termination of Participant’s service with the Company or an Affiliate.

4.2    Purchase Price and Payment. The Repurchase Price of the Unvested Shares under this Section 4 is as specified in the Grant Notice and shall be paid by the Company by check upon demand by Participant following the Repurchase Event.

4.3    Closing of the Repurchase. The repurchase of the Unvested Shares will be recorded on the transfer books of the Company immediately following the Repurchase Event and Participant may demand and receive payment pursuant to Section 4.2 for the Unvested Shares at any time thereafter. Failure to timely remit the Repurchase Price to Participant shall not invalidate the Company’s repurchase right as set forth in Section 4.1. Participant agrees to execute any documentation necessary to fully effectuate the transfer of the forfeited Unvested Shares to the Company following the Repurchase Event.

4.4    Safekeeping of Unvested Shares. All Unvested Shares and stock dividends thereon will be held in escrow by the Company. In the event Unvested Shares are forfeited pursuant to a Repurchase Event, the dividends and distributions on such Unvested Shares will likewise be forfeited to the Company. The Company will deliver Grant Shares that have vested pursuant to the Vesting Schedule to Participant within a reasonable period of time after such Grant Shares become vested.

4.5    Assignment of Rights by the Company. The Company may, in its sole discretion, assign its repurchase obligation with respect to any Unvested Shares to any one or more persons without notice to, or the prior consent of, Participant.

5.	MISCELLANEOUS PROVISIONS

5.1    Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company’s executive offices to the attention of the Company’s Secretary, or if to Participant, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.

5.2    Amendment and Modification. This Agreement may be amended, modified, and supplemented only by written agreement of all of the parties hereto.

5.3    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Participant without the prior written consent of the Company.

5.4    Effect on Employment. Nothing contained in this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any affiliated company or limit in any way the right of the Company or any affiliated company to terminate Participant’s Continuous Service at any time, with or without cause.

5.5    Governing Law. Except as otherwise expressly provided for in Section 6, this Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to the construction and enforcement of contracts wholly executed in Delaware by residents of Delaware and wholly performed in Delaware. Except as otherwise expressly provided for in Section 6, any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in the State of Delaware and all parties hereto hereby submit to the in personal jurisdiction of such court for purposes of any such action or procedure.

5.6    Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

5.7    Entire Agreement. Except as otherwise expressly provided for in Section 6, this Agreement, the Grant Notice and the Plan embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

5.8    No Waiver. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

5.9    Severability of Provisions. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

5.10    Counterparts. This Agreement and the Grant Notice may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

6.	AMENDMENTS TO EMPLOYMENT AGREEMENT

The parties hereto are also parties to the Employment Agreement. The parties desire, effective as of the Grant Date, to further modify the Employment Agreement to extend the Employment Period (as defined in the Employment Agreement) and provide for an additional payment to the Participant in connection with the expiration of the Employment Period.

Section 1 of the Employment Agreement is hereby amended by deleting the phrase “the earlier of (a) the Closing Date (as defined in that certain Agreement and Plan of Merger, dated as of February 12, 2018, among Nationstar Mortgage Holdings Inc., WMIH Corp., a Delaware corporation and Wand Merger Corporation (as it may be amended, the “Merger Agreement”)) or (b) the End Date (as defined in the Merger Agreement)” and replacing it with “on August 3, 2018”.

The first sentence of Section 4(d) of the Employment Agreement is hereby amended and restated in its entirety to read as follows: “If Executive’s employment shall be terminated by reason of the expiration of the Employment Period, then the Company will provide Executive with (i) the Accrued Obligations and (ii) a lump sum cash payment in an amount equal to $27,855.15, payable on the date of the expiration of the Employment Period, in order for Executive to pay for continued health coverage and/or obtain health coverage under a private insurance policy.”

Except as expressly modified by the foregoing, all other terms, conditions and provisions of the Employment Agreement shall remain in full force and effect. These amendments are effected pursuant to Section 10(f) of the Employment Agreement. This Section 6 shall be governed by and construed in accordance with Section 10(d) of the Employment Agreement and any controversy or claim related to this Section 6 shall be conducted in accordance with Section 10(e) of the Employment Agreement.

Exhibit A

TAX TREATMENT OF YOUR RESTRICTED STOCK GRANT

The Grant Shares, if any, will be granted on the Grant Date. Restricted stock awards granted pursuant to the Plan are taxed in accordance with the rules of section 83 of the Internal Revenue Code. Each employee who receives a restricted stock award is urged to discuss the income tax consequences of the award with his or her income tax advisor. A very general explanation of the applicable rules follows.

The general tax rule is that you will recognize ordinary income equal to the fair market value of the Grant Shares when the restrictions lapse (i.e., when such shares become vested). However, you may accelerate your recognition of ordinary income to the tax year in which your Grant Date occurs (in this case 2018) by filing an election under section 83(b) of the Internal Revenue Code. The section 83(b) election must be filed no later than 30 days after the Grant Date. If you timely file the section 83(b) election, you will recognize as ordinary income the fair market value of the stock on the Grant Date. You will not recognize any further ordinary income when the restrictions on the award subsequently lapse.

When you sell your Grant Shares, the tax treatment will depend on whether you have timely made an election under section 83(b) of the Internal Revenue Code. Under current Federal tax law, if you have made such a timely election and you sell your stock after it is vested and at least 12 months from the Grant Date, any gain from the sale will be a long term capital gain. Any gain from a sale on or before this 12 month period will be a short-term capital gain. If you do not make a timely section 83(b) election, the holding period for long-term capital gain treatment on the sale of your stock begins on the date the restrictions on your Grant Shares lapse.

Unless you make the section 83(b) election, dividends on the Grant Shares will be taxed as ordinary income until such time as the restrictions lapse. If you make the section 83(b) election the dividends are taxable as dividends.

The Company is required by law to withhold Federal, state or local taxes on any ordinary income attributable to your Grant Shares. If you make a section 83(b) election, these taxes will be due and payable for the year in which the Grant Date occurs. If you do not make a section 83(b) election, these taxes will be due and payable for the year in which the restrictions on your Grant Shares lapse. Upon determination by the Company of the year in which taxes are due and the amount of taxes required to be withheld, you are liable to the Company for the amount of taxes that must be withheld. You may satisfy this obligation by the methods set forth in the Restricted Stock Agreement.

We must emphasize that if you want to make the section 83(b) election, which may be to your advantage if the stock rises in value, you must do so by filing a form with the Internal Revenue Service Center with which you file your federal income tax return no later than 30 days after the Grant Date. Even though you timely make the section 83(b) election, you may not sell the Grant Shares until the restrictions imposed on such stock lapse (i.e., the stock vests), and as otherwise provided in the Restricted Stock Grant Agreement. In addition, one copy of the election must be filed with the Company.

If you make a section 83(b) election, the election may not be revoked. In addition, if you file such an election and the stock is subsequently forfeited, you will not be entitled to a corresponding income tax deduction for the amount of income taxes that you paid as a result of making the section 83(b) election. You also will not be able to file for a refund of the income taxes.

We urge you to talk with your individual tax advisor concerning the tax consequences of your Grant Shares. The Company and its employees do not make any tax representations or recommendations. This general explanation is being provided simply to assist you in understanding the concepts before you meet with your individual advisor and shall not constitute any legal or tax advice.